                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          SKYTEL COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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Notes:
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


                          SKYTEL COMMUNICATIONS, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 20, 1999

                               ----------------

  NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of SkyTel Communications, Inc., a Delaware corporation (the "Company"), will be held at the Capital Club, 125 South Congress Street, Capital Towers Building, 19th Floor, Jackson, Mississippi 39201 on May 20, 1999 at 3:00 P.M., Central Daylight Savings Time, for the following purposes:

  (1) To elect three Directors to serve for a three-year term expiring at the 2002 Annual Meeting of Stockholders; and

  (2) To consider and take action upon any other matters that may properly come before the 1999 Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors

                                          /s/ Leonard G. Kriss
                                          ----------------------------------
                                          Leonard G. Kriss
                                          Secretary

Jackson, Mississippi
April 16, 1999

             IF YOU CANNOT BE PRESENT IN PERSON, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY.

                          SKYTEL COMMUNICATIONS, INC.

                            200 South Lamar Street
                                 SkyTel Centre
                                South Building
                          Jackson, Mississippi 39201

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The enclosed proxy is solicited by the Board of Directors of SkyTel Communications, Inc. (the "Company") in connection with the 1999 Annual Meeting of Stockholders to be held at the Capital Club, 125 South Congress Street, Capital Towers Building, 19th Floor, Jackson, Mississippi 39201 on May 20, 1999 at 3:00 P.M., Central Daylight Savings Time, or any adjournment thereof. This Proxy Statement and the enclosed proxy card were first sent or given to stockholders of the Company on or about April 15, 1999.

  Holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), as of the close of business on April 9, 1999 will be entitled to vote at the 1999 Annual Meeting or any adjournment thereof, and each holder of record of Common Stock on such date will be entitled to one vote for each share held. As of April 9, 1999, there were 60,080,963 shares of the Company's Common Stock outstanding.

  Shares of Common Stock cannot be voted at the 1999 Annual Meeting unless the beneficial owner is present or represented by proxy. Any stockholder giving a proxy may revoke it at any time before it is voted by giving written notice of revocation to the Company, c/o Leonard G. Kriss, Senior Vice President, General Counsel and Secretary, at the address shown above, or by executing and delivering prior to the 1999 Annual Meeting a proxy bearing a later date. Any stockholder who attends the 1999 Annual Meeting may revoke the proxy by voting his or her shares of Common Stock in person.

  All properly executed proxies, unless previously revoked, will be voted at the 1999 Annual Meeting or any adjournment thereof in accordance with the directions given. With respect to the election of three directors to serve until the 2002 Annual Meeting, stockholders of the Company voting by proxy may vote in favor of all nominees, may withhold their vote for all nominees or may withhold their vote as to any individual nominee. If no specific instructions are given, shares of Common Stock represented by a properly executed proxy will be voted FOR all nominees for election as directors, and in the discretion of the persons named therein as proxies on all other matters that may be brought before the 1999 Annual Meeting or any adjournment thereof.

  A majority of the outstanding shares of Common Stock must be represented in person or by proxy at the 1999 Annual Meeting in order to constitute a quorum for the transaction of business. Abstentions and non-votes will be counted for purposes of determining the existence of a quorum at the 1999 Annual Meeting. The three nominees for election as directors will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and actually voting at the 1999 Annual Meeting. Abstentions and non-votes will have no effect on the outcome of the voting to elect the directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  Except as otherwise set forth in the footnotes hereto, the following table sets forth as of February 1, 1999 certain information with respect to all stockholders known by the Company to be the beneficial owners of more than 5% of the Company's Common Stock, the only class of voting securities currently outstanding, as well as information with respect to the Company's Common Stock owned beneficially by each director of the Company, each executive officer named in the Summary Compensation Table on page 8, and by all directors and executive officers of the Company as a group. Certain information set forth in the table is based upon information contained in filings made by such beneficial owners with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                 Amount of
              Name and Address of                Beneficial      Approximate
               Beneficial Owner                 Ownership(1)   Percent of Class
              -------------------               -----------    ----------------
Capital Research and Management Company and
SMALLCAP World Fund, Inc.......................  7,772,780(2)       12.89%
 333 South Hope Street
 Los Angeles, CA 90071

FMR Corp.......................................  5,187,912(3)        8.65%
 82 Devonshire Street
 Boston, MA 02109

Microsoft Corporation..........................  3,403,600           5.67%
 One Microsoft Way, Building 8
 Redmond, WA 98052

John N. Palmer.................................  1,705,137(4)        2.81%

John T. Stupka.................................    322,205(5)         *

Haley Barbour..................................     55,341(6)         *

Thomas G. Barksdale............................     52,301(7)         *

Jai P. Bhagat..................................    588,440(8)         *

Gregory B. Maffei..............................     56,666(9)         *

R. Faser Triplett..............................    390,106(10)        *

R. Gerald Turner...............................     58,366(11)        *

E. Lee Walker..................................    102,301(12)        *

John E. Welsh III..............................    496,715(13)        *

Robert Kaiser..................................    116,473(14)        *

Leonard G. Kriss...............................    176,250(15)        *

All directors and executive officers of the
 Company as a Group
 (15 persons)..................................  4,309,229(16)       6.91%

--------
*  Less than 1%
 (1) Under the rules of the Commission, a person is deemed to be a beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be the beneficial owner of the same securities. Unless otherwise indicated by footnote, the beneficial owners named in the table have sole voting and dispositive power with respect to the shares of Common Stock beneficially owned.

 (2) The information set forth in the table is based on an amended Schedule 13G dated April 9, 1999 filed jointly by Capital Research and Management Company ("CRMC") and SMALLCAP World Fund, Inc. ("SWF"). CRMC, an investment adviser, is the beneficial owner of 7,772,780 shares of Common Stock but claims no dispositive power and no voting power with respect to such shares of Common Stock. SWF, an investment company advised by CRMC, is the beneficial owner of 3,895,000 shares of Common Stock and claims sole voting power but no dispositive power with respect to such shares of Common Stock.

 (3) The information set forth in the table is based on an amended Schedule 13G dated March 10, 1999 filed jointly by FMR Corp. ("FMR") and its affiliates, Fidelity Management and Research Company ("Fidelity"), Edward
     C. Johnson III ("ECJ") and Abigail P. Johnson ("APJ"). Fidelity, an investment adviser and wholly-owned subsidiary of FMR, is the beneficial owner of 4,629,934 shares of Common Stock. ECJ, Chairman of FMR, and FMR, through its control of Fidelity and the funds operated by Fidelity (the "Funds"), each has sole power to dispose of the 4,629,934 shares of Common Stock owned by the Funds. Neither ECJ nor FMR has sole power to vote or direct the voting of the shares of Common Stock owned by the Funds, which power is carried out under written guidelines established by the Funds' Board of Trustees. Fidelity Management Trust Company ("FMTC"), a wholly-owned subsidiary or FMR, is the beneficial owner of 557,977 shares of Common Stock as a result of its serving as an investment manager of certain institutional accounts. ECJ and FMR, through their control of FMTC, each has sole dispositive power with respect to such 557,977 shares of Common Stock beneficially owned by FMTC, sole power to vote or to direct the voting of 214,678 of such shares of Common Stock, and no power to vote or to direct the voting of 343,299 of such shares of Common Stock. Members of ECJ's family and trusts for their benefit are the predominant owners of the shares of Class B Common Stock of FMR, representing approximately 49% of the voting power of FMR. ECJ owns 12% and APJ owns 24.5% of the aggregate outstanding voting stock of FMR. Accordingly, members of ECJ's family may be deemed, under the Investment Company Act of 1940, as amended, to form a controlling group with respect to FMR.

 (4) Includes 586,250 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Palmer upon the exercise of options.

 (5) Includes 275,000 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Stupka upon the exercise of options and 955 shares of Common Stock held for Mr. Stupka in the Company's Section 401(k) Employee Retirement Plan (the "Section 401(k) Plan").

 (6) Includes 100 shares of Common Stock owned by Mr. Barbour's wife, as to which Mr. Barbour may be deemed to share dispositive power, and 2,301 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Barbour upon the exercise of options.

 (7) Includes 2,301 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Barksdale upon the exercise of options.

 (8) Includes 331,250 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Bhagat upon the exercise of options.

 (9) Includes 51,666 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Maffei upon the exercise of options.

(10) Includes 72,301 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Dr. Triplett upon the exercise of options. Also includes 96,322 shares of Common Stock owned by the Mississippi Asthma and Allergy Clinic, P.A. Trust, as to which Dr. Triplett may be deemed to share voting power, and 10,200 shares of Common Stock owned by Dr. Triplett's wife, as to which Dr. Triplett may be deemed to share dispositive power. The amount in the table also includes 30,983 shares of Common Stock beneficially owned by OMC Realty Corporation Profit Sharing Plan and Trust, for which Dr. Triplett serves as a Trustee and as to which he may be deemed to share voting and dispositive power.

(11) Includes 51,666 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Dr. Turner upon the exercise of options and 200 shares owned by Dr. Turner's daughter, as to which Dr. Turner may be deemed to have sole voting and dispositive power.

(12) Includes 2,301 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Walker upon the exercise of options.

(13) Includes 456,250 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Welsh upon the exercise of options and 465 shares of Common Stock held for Mr. Welsh in the Section 401(k) Plan.

(14) Includes 95,000 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Kaiser upon the exercise of options, 7,743 shares of Common Stock held for Mr. Kaiser in the Section 401(k) Plan and 230 shares owned by Mr. Kaiser's children as to which Mr. Kaiser may be deemed to have sole voting and dispositive power.

(15) Reflects 176,250 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by Mr. Kriss upon the exercise of options.

(16) Includes 2,233,286 shares of Common Stock obtainable as of February 1, 1999 or within 60 days thereof by all current directors and executive officers of the Company upon the exercise of options and 10,491 shares of Common Stock held for certain executive officers of the Company in the Section 401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Exchange Act requires the Company's directors, executive officers and persons who beneficially own more than 10% of the Company's Common Stock to file with the Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of such Common Stock. Directors, executive officers and greater than 10% beneficial owners are required by Commission rules to furnish the Company with copies of all such reports. To the Company's knowledge, based solely upon a review of the copies of such reports furnished to the Company and written representations from the Company's directors and executive officers that no other reports were required, all Section 16(a) filing requirements applicable to the Company's directors and executive officers were complied with during the year ended December 31, 1998, except that Mr. Haley Barbour, a director, filed a Statement of Changes in Beneficial Ownership on Form 4 relating to the acquisition of 350 shares of Common Stock of the Company by the Barbour, Griffith & Rodgers Profit Sharing Plan, for which he serves as Trustee, approximately one month late.

               COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

  Notwithstanding anything to the contrary set forth in any previous filings made by the Company under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the performance graph on page 15 shall not be incorporated by reference into any of such filings.

  The Compensation Committee of the Board of Directors of the Company has furnished the following report on executive compensation.

  Overview and Objectives. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors which is comprised of Mr. E. Lee Walker, Chairman, Dr. R. Faser Triplett and Dr. R. Gerald Turner, none of whom serves as an officer or employee of the Company. The Compensation Committee has been delegated the authority by the Board of Directors to make determinations regarding the compensation of the Company's executive officers and to review the compensation paid to other management personnel. The Compensation Committee has also been delegated responsibility for administering the Company's compensation plans, including the Short-Term Management Incentive Plan, the Long-Term Management Incentive Plan and the 1988 and 1990 Executive Incentive Plans. In discharging its responsibilities generally and in administering the Company's compensation plans in particular, the Compensation Committee's overall objectives are to (i) attract and retain the best possible executive personnel, (ii) motivate executives to achieve the Company's performance goals and strategic objectives, and (iii) link management and stockholder interests through appropriate equity-based plans.

  Compensation Structure. The key elements of the Company's executive compensation program generally consist of base salary, annual cash bonus, long-term incentive compensation and stock options.

  Base Salary. Base salaries are initially determined primarily by evaluating the responsibilities of the position held by and the experience of each executive officer and, in certain cases, after consultation with executive recruiting firms or outside compensation consultants. The annual base salaries of certain of the Company's executive officers (including those executive officers named in the Summary Compensation Table on page 7 other than Messrs. Kriss and Welsh) are the subject of employment agreements which were originally established by negotiation between the executive and the Company. These employment agreements provide for annual cost of living adjustments to the base salary, in some cases after fixed increases during the initial years of such employment agreements. The Compensation Committee also has the discretion to approve base salary increases in lieu of the cost of living adjustment provided in such employment agreements, as well as increases in the annual base salaries of executive officers who are not subject to employment agreements, based upon an assessment of the responsibilities and performance of such executive officers.

  Short-Term Management Incentive Plan. The executive officers of the Company and other management personnel of the Company and its subsidiaries participate in the Company's Short-Term Management Incentive Plan (the "STIP"). The STIP generally provides for the payment of annual cash bonuses to executive officers of the Company and other management personnel selected for participation by the Compensation Committee based upon the achievement of specific corporate performance criteria. The Compensation Committee is also authorized to establish personal performance objectives for each participant in the STIP, as well as criteria based on the performance of a discrete business unit for which the participant has responsibility. Awards under the STIP are not generally earned unless all corporate performance criteria are achieved at the levels established by the Compensation Committee. The maximum amount of awards for executive officers under the STIP range from 50% to 75% of base salary, and the awards in any year are based upon the level of achievement of the lowest achieved performance criterion in such year. The Compensation Committee may also authorize discretionary cash bonuses outside of the STIP to officers and employees of the Company and its subsidiaries, including officers and employees selected to participate in the STIP. For the year ended December 31, 1998, the Compensation Committee adopted performance criteria that required the Company to achieve certain levels of revenue growth, operating cash flow, free cash flow and domestic investment per subscriber. In addition, the Compensation Committee required as a condition to any awards under the STIP for the year ended December 31, 1998 that the Company record a predetermined level of net unit additions during such year. All of such performance criteria were exceeded for the year ended December 31, 1998, with the exception of the condition requiring a predetermined level of net unit additions. As a result, participants under the STIP were not entitled to awards thereunder for the year ended December 31, 1998. However, in light of the operating results of the Company for the year ended December 31, 1998, the Compensation Committee determined to grant discretionary bonuses to the executive officers listed in the Summary Compensation Table on page 7 (excluding the President and Chief Executive Officer) as well as certain other participants in the STIP which were generally 60% of the aggregate amount of the awards that would have been earned under the STIP for such year had all the performance criteria been met.

  Long-Term Management Incentive Plan. The Company's Long-Term Management Incentive Plan (the "LTIP") seeks to enhance corporate performance and, ultimately, stockholder value, by linking compensation for certain senior management personnel participating in the LTIP to specific performance criteria based on the total return to stockholders on the Company's Common Stock measured over a three-year performance cycle. The Compensation Committee believes that the LTIP aligns the interests of senior management with those of the Company's stockholders and will enhance stockholder value by focusing senior management on long-term strategic objectives. Awards under the LTIP are earned if (a) the Company's total return to stockholders ("TRS") over the performance cycle exceeds the rate of return on a three-year United States Treasury Bill over the performance cycle, assuming such United States Treasury Bill had been purchased on the first day of the performance cycle, and (b) the Company's TRS meets or exceeds certain levels of the TRS for a group of companies in a telecommunications industry index selected by SIC code. The stated amount of awards under the LTIP at the threshold, target and maximum levels of achievement are calculated by multiplying a participant's average base salary (excluding bonuses) over the three-year performance cycle by 25%, 50% and 100%, respectively. The awards, if earned, are payable in cash, shares of Common Stock or options to purchase Common Stock, or any combination thereof, as the Compensation Committee, in its discretion, determines at the end of each performance cycle. No awards were earned under the LTIP for the 1994-1996, the 1995-1997 or the 1996-1998 performance cycles.

  Stock Options. The Compensation Committee believes that equity ownership through stock-based compensation programs aligns the interests of management with the interests of the Company's stockholders. As a result, stock options have been awarded pursuant to the 1988 and 1990 Executive Incentive Plans from time to time at the discretion of the Compensation Committee to a wide range of management personnel of the Company, including executive officers, as a means of attracting and retaining personnel, rewarding achievement and providing an incentive for future performance. The Compensation Committee has from time to time granted stock options that are subject to the achievement of specified corporate performance objectives and deferred vesting.

  Chief Executive Officer Compensation. The employment agreement with Mr. John
T. Stupka, President and Chief Executive Officer of the Company, which was effective as of August 1, 1996, originally provided for an annual base salary of $400,000, subject to an annual cost of living adjustment or such other increase as determined by the Compensation Committee. Mr. Stupka's original base salary was determined by the Compensation Committee after consultation with an executive recruiting firm, and took into account the base salaries of chief executive officers of other companies in the telecommunications industry. In 1998, the Compensation Committee approved a 45.6% increase to Mr. Stupka's annual base salary. The Compensation Committee awarded Mr. Stupka this increase based on the Company's improved operating results in 1997 and took into account the annual base salaries paid to chief executive officers of other companies in the telecommunications industry. Mr. Stupka also participated in the STIP and the LTIP on the same general terms as other executive officers of the Company. Mr. Stupka was not entitled to receive an award under the STIP for the year ended December 31, 1998 or an award under the LTIP for the 1994-1996, or 1995-1997 or 1996-1998 performance cycles. However, in light of the improved operating results of the Company for the year ended December 31, 1998, the Compensation Committee determined to grant a discretionary bonus to Mr. Stupka in an amount which was approximately 85% of the amount of the award that would have been earned by Mr. Stupka under the STIP for such year had all the performance criteria been met. In addition, in March 1998 Mr. Stupka was granted options to purchase 50,000 shares of the Company's Common Stock pursuant to the 1990 Executive Incentive Plan at an exercise price of $22.63 per share, the closing price for the Common Stock on the date of grant. The options granted to Mr. Stupka become exercisable over a two-year period, with 50% of the options becoming exercisable on March 5, 1999 and 50% becoming exercisable on March 5, 2000.

  Internal Revenue Code Section 162(m). The Compensation Committee is mindful of the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the deductibility of certain executive compensation in excess of $1.0 million, but is also cognizant of the need to have the flexibility to exercise its judgment and discretion based on the facts and circumstances then existing so that compensation decisions are in the best interests of the Company and are fair to the affected executives. Since some types of compensation payments and their deductibility depend upon the timing of action by the executive (such as the exercise of stock options) and because interpretations of and changes in the tax laws as well as other factors beyond the Compensation Committee's control may also affect the deductibility of compensation, in certain instances a portion of the compensation paid by the Company may not meet the deductibility requirements of Section 162(m).

  Conclusion. The Compensation Committee believes that the compensation program described above aligns the interests of the Company's executive officers, managers and other key employees with the interests of the Company's stockholders.

Respectfully submitted,

E. Lee Walker, Chairman
R. Faser Triplett, M.D.
R. Gerald Turner

Summary of Cash and Certain Other Compensation

  The following table sets forth for the years ended December 31, 1998, 1997 and 1996 the cash compensation paid by the Company and its subsidiaries, as well as certain other compensation paid or accrued for those years, to the Chief Executive Officer and each of the five other most highly compensated executive officers of the Company in all capacities in which they served.

                          Summary Compensation Table

                                                                  Long-Term Compensation
                                                               -------------------------------
                                  Annual Compensation                 Awards           Payouts
                               ------------------------------- ----------------------- -------
          (a)             (b)    (c)         (d)         (e)      (f)          (g)       (h)      (i)
                                                        Other
                                                       Annual  Restricted                      All Other
                                                       Compen-   Stock      Securities  LTIP    Compen-
        Name and                Salary      Bonus      sation   Award(s)    Underlying Payouts  sation
   Principal Position     Year   ($)        ($)(1)     ($)(2)     ($)       Options(#)   ($)    ($)(3)
   ------------------     ---- --------    --------    ------- ----------   ---------- ------- ---------
John N. Palmer..........  1998 $572,500(4) $100,000      --     $    --          --      --    $ 30,738
 Chairman of the Board    1997  590,425     150,000      --          --          --      --         --
                          1996  578,007         --       --          --       15,000     --       8,352

John T. Stupka..........  1998  572,462(5)  382,000      --          --       50,000     --       2,613
 President and Chief      1997  408,769     247,200      --          --          --      --      40,265
 Executive Officer        1996  166,667(6)      --       --      750,000(7)  500,000     --      41,000

Jai P. Bhagat...........  1998  397,053      95,000      --          --          --      --       1,573
 Vice Chairman            1997  375,848     110,000      --          --       20,000     --       2,518
                          1996  368,007         --       --          --       15,000     --      11,146

John E. Welsh III.......  1998  394,616      95,000      --          --          --      --       1,234
 Vice Chairman            1997  376,635     100,000      --          --       20,000     --       1,240
                          1996  367,500         --       --          --       65,000     --       2,713

Robert Kaiser...........  1998  252,885     160,000      --          --          --      --      10,917
 Senior Vice President--  1997  222,444     210,000(8)   --          --       20,000     --     108,124
 Finance and Chief        1996   72,808(9)   20,000      --      321,875(7)  150,000     --       5,979
 Financial Officer

Leonard G. Kriss........  1998  317,964     131,000      --          --          --      --         513
 Senior Vice President,   1997  300,002     100,000      --          --       20,000     --       4,167
 General Counsel and      1996  277,841      20,000      --          --       65,000     --         --
 Secretary

--------
(1) In March 1999, the Compensation Committee awarded discretionary bonuses to the participants in the STIP, including the executive officers listed in the Summary Compensation Table, for services rendered during the year ended December 31, 1998. See "Compensation Committee Report on Executive Compensation--Short-Term Management Incentive Plan."

(2) The amount of "Other Annual Compensation" for 1998, 1997 and 1996 for each of the executive officers named in the Summary Compensation Table, if any, did not meet the threshold reporting requirements under the rules of the Commission.

(3) "All Other Compensation" includes the Company's contribution in the amount of $1,000 on behalf of certain executive officers to the Section 401(k) Plan and premiums paid by the Company on behalf of certain executive officers for life insurance. The term "All Other Compensation" also includes (a) $32,512 and $40,000 paid to Mr. Stupka in 1997 and 1996, respectively, in connection with the relocation of his residence to Jackson, Mississippi, and (b) $9,908 and $91,979 paid to Mr. Kaiser in 1998 and 1997, respectively, in connection with the relocation of his residence to Jackson, Mississippi. In addition, "All

   Other Compensation" includes (a) approximately $1,009 of interest imputed to Mr. Kaiser in 1998, (b) approximately $1,603 and $7,595 of interest imputed to Messrs. Stupka and Kaiser, respectively, in 1997, and (c) $5,983 and $2,946 of interest imputed to Messrs. Bhagat and Kaiser, respectively, in 1996, in each case with respect to unsecured, interest-free loans made by the Company in connection with the relocation of their residences. The loans made to Messrs. Stupka, Kaiser and Bhagat were repaid in full in August 1997, February 1998 and April 1996, respectively.

(4) At Mr. Palmer's request, the Company agreed to amend his employment agreement to reduce his annual base salary by approximately 50%, effective October 16, 1998.

(5) The Compensation Committee increased Mr. Stupka's base compensation from $412,000 to $600,000, effective March 5, 1998.

(6) Reflects base salary paid from August 1, 1996, the date Mr. Stupka assumed the duties of President and Chief Executive Officer of the Company, to December 31, 1996.

(7) Reflects the value of 62,500 shares and 25,000 shares of Common Stock (determined, as required by the rules of the Commission, by multiplying the number of shares of Common Stock awarded by the closing market price on July 17, 1996 and August 15, 1996, the respective dates of award) awarded to Messrs. Stupka and Kaiser in connection with their employment as President and Chief Executive Officer and Senior Vice President-Finance and Chief Financial Officer of the Company, respectively. Such shares of Common Stock vest at the rate of 25% on each of the first, second, third and fourth anniversaries of the date of grant.

(8) Includes a $50,000 signing bonus paid to Mr. Kaiser in 1997 and a $50,000 special incentive bonus awarded to Mr. Kaiser for services rendered in 1996 but paid in 1997, in addition to the discretionary bonus awarded to Mr. Kaiser with respect to services rendered during the year ended December 31, 1997.

(9) Reflects base salary paid from August 15, 1996, the date Mr. Kaiser assumed the duties of Senior Vice President-Finance and Chief Financial Officer of the Company, to December 31, 1996.

Stock Options

  The following table sets forth certain information with respect to stock options granted during the year ended December 31, 1998 pursuant to the Company's 1990 Executive Incentive Plan to the executive officers of the Company named in the Summary Compensation Table on page 7.

                             Option Grants in 1998

          (a)                     (b)                (c)             (d)         (e)         (f)
                         Number of Securities % of Total Options Exercise or             Grant Date
                          Underlying Options      Granted to         Base     Expiration   Present
          Name              Granted (#)(1)    Employees in 1998  Price ($/sh)    Date    Value(2)(3)
          ----           -------------------- ------------------ ------------ ---------- -----------
John N. Palmer..........           --                  N/A          $ N/A        N/A      $   N/A
John T. Stupka..........        50,000               13.6%           22.63      3/5/08     639,000
Jai P. Bhagat...........           --                  N/A            N/A        N/A          N/A
John E. Welsh III.......           --                  N/A            N/A        N/A          N/A
Robert Kaiser...........           --                  N/A            N/A        N/A          N/A
Leonard G. Kriss........           --                  N/A            N/A        N/A          N/A

--------
(1) The stock options reflected in this table vest as to 50% of the shares of Common Stock covered thereby on March 5, 1999 and 50% on March 5, 2000. The exercise price of such stock options is equal to the closing price for the Common Stock on the date of grant. See "Change in Control Arrangements" for a description of the vesting provisions of stock options granted under the 1990 Executive Incentive Plan in the event of a change in control.

(2) The actual value, if any, that an executive officer may ultimately realize upon the exercise of stock options will depend on the excess of the stock price over the exercise price on the date the stock option is exercised. Therefore, there can be no assurance that the value realized by Mr. Stupka upon actual exercise of the stock options granted in 1998 will be at or near the Grant Date Present Value indicated in the table.

(3) As required by the Commission's rules regarding the disclosure of executive compensation, the Company has used the Black-Scholes option pricing model to determine the Grant Date Present Value. The Company does not advocate or necessarily agree that the Black-Scholes option pricing model can determine with reasonable accuracy the value of such stock options. To the extent that the Grant Date Present Value of the stock options determined in accordance with the Black-Scholes option pricing model is achieved, the stockholders of the Company will also have benefited from an increased stock price.

Option Exercises and Holdings

  The following table sets forth certain information with respect to stock options exercised in 1998 and unexercised stock options held by the executive officers of the Company named in the Summary Compensation Table on page 7 as of December 31, 1998.

              Aggregated Option Exercises in Last Fiscal Year and
                         Fiscal Year-End Option Values

                                                        Number of Securities      Value of Unexercised
                         Shares Acquired    Value      Underlying Unexercised     In-the-Money Options
          Name           on Exercise (#) Realized ($)   Options at FY-End (#)       at FY-End ($)(1)
------------------------ --------------- ------------ ------------------------- -------------------------
                                                      Exercisable Unexercisable Exercisable Unexercisable
                                                      ----------- ------------- ----------- -------------
John N. Palmer..........     800,000(2)  $14,011,992    582,500        7,500    $7,653,438   $   53,438
John T. Stupka..........         --              --     250,000      300,000     2,531,250    2,531,250
Jai P. Bhagat...........     150,000(2)    2,006,250    307,500       27,500     2,092,188      377,138
John E. Welsh III.......         --              --     432,500       52,500     2,390,000      555,263
Robert Kaiser...........         --              --      75,000       95,000       759,375    1,083,075
Leonard G. Kriss........         --              --     152,500       52,500       835,313      555,263

--------
(1) The amounts set forth under this caption represent the difference between the closing price for the Common Stock on The Nasdaq Stock Market on December 31, 1998 ($22.125 per share) and the exercise price of in-the-money stock options.

(2) The options exercised by Messrs. Palmer and Bhagat in 1998 were scheduled to terminate by their terms in October 1998.

Long-Term Incentive Plan

  The following table sets forth information concerning awards granted during the year ended December 31, 1998 under the Company's LTIP to the executive officers of the Company named in the Summary Compensation Table on page 7. The actual payout of any awards reflected in the table below is subject to the achievement of certain performance criteria based on the total return to stockholders on the Company's Common Stock measured over the three-year performance cycle commencing January 1, 1998 and ending December 31, 2000. No awards were earned pursuant to the LTIP by any executive officer in respect of the 1996-1998 performance cycle. See "Compensation Committee Report on Executive Compensation--Long-Term Management Incentive Plan."

             Long-Term Incentive Plan--Awards in Last Fiscal Year

                                                         Estimated Future
                                                            Payments(1)
                                                    ---------------------------
         (a)              (b)            (c)           (d)      (e)      (f)
                       Number of    Performance or
                      Shares Units   Other Period
                        or Other   Until Maturation Threshold  Target  Maximum
        Name           Rights (#)     or Payout     ($ or #)  ($ or #) ($ or #)
        ----          ------------ ---------------- --------- -------- --------
John N. Palmer.......    -- (2)       1998-2000     $143,125  $286,250 $572,500
John T. Stupka.......    -- (2)       1998-2000      143,115   286,231  572,462
Jai P. Bhagat........    -- (2)       1998-2000       99,263   198,527  397,053
John E. Welsh III....    -- (2)       1998-2000       98,654   197,308  394,616
Robert Kaiser........    -- (2)       1998-2000       63,221   126,443  252,885
Leonard G. Kriss.....    -- (2)       1998-2000       79,491   158,982  317,964

--------

(1) The Estimated Future Payments at the threshold, target and maximum levels represent the stated amount of awards under the LTIP (the "Stated Amount") which are calculated by multiplying 25%, 50% and 100%, respectively, by the participant's average annual cash compensation, excluding bonuses, over the performance cycle. For purposes of this table, it has been assumed that average annual cash compensation for each executive officer named in the table equals cash compensation, excluding bonuses, paid to such executive officer in the last fiscal year. Awards under the LTIP for the 1998-2000 performance cycle will be earned if (a) the Company's TRS over the performance cycle exceeds the rate of return on a three-year United States Treasury Bill over the performance cycle assuming such United States Treasury Bill had been purchased on the first day of the performance cycle, and (b) the Company's TRS meets or exceeds certain levels of the TRS of a group of companies included in the telecommunications industry group ("TII Group") that includes all companies (other than the Company) listed in SIC #4812 (Radio Telephone Communications). The target amount will be earned if the Company's TRS during the 1997-1999 performance cycle equals or exceeds the 75th percentile of the TRS for the same period of the TII Group. The threshold and maximum amounts will be earned if the Company's TRS for such performance cycle equals or exceeds the 50th and 90th percentiles of the TRS of the TII Group for the same period, respectively. Awards will be interpolated to reflect the incremental attainment of performance criteria between the threshold, target and maximum levels. These award levels may be modified, under certain circumstances, as the Compensation Committee deems appropriate and advisable.

(2) If earned, awards will be payable at the end of the 1998-2000 performance cycle in cash, shares of Common Stock and/or stock options, as determined by the Compensation Committee. The cash and Common Stock components of an award, if any, will be paid in three equal annual installments beginning no later than April 15 of the year following the end of the performance cycle for which the award was achieved. The stock option component of an award, if any, will be deemed granted as of April 15 of the year following the end of the performance cycle for which the award is made and will vest as to 100% of the shares of Common Stock covered thereby one year after the date of grant. The Common Stock component of an award will vest in full when paid. If applicable, the number of shares of Common Stock subject to options constituting the stock option component of an award shall be determined by dividing that percentage of the Stated Amount of such award payable in options, as determined by the Compensation Committee, by the average closing price of the Common Stock for the last 45 trading days of the last calendar year (the "Average Closing Price") in the performance cycle for which the award is made. The exercise price of such options shall be the Average Closing Price. Accordingly, such options can only be profitably exercised to the extent the market price of the Common Stock subsequent to the vesting of the options exceeds the Average Closing Price. If applicable, the number of shares of Common Stock constituting the Common Stock component of an award shall be determined by dividing that percentage of the Stated Amount of the award payable in shares of Common Stock by the Average Closing Price. See also "Change in Control Arrangements."

Compensation of Directors

  Directors who are officers of the Company receive no additional compensation for serving on the Board of Directors. Directors who are not officers of the Company receive an annual fee of $10,000 and an additional fee of $600 for each Board and committee meeting attended. In addition, prior to May 1998, each of the directors who were not officers of the Company received options to purchase shares of the Company's Common Stock at the time of their election to the Board of Directors having an exercise price equal to the closing price for the Common Stock as of the date of such election. Mr. Walker and Dr. Triplett were each granted options to purchase 70,000 shares of Common Stock at exercise prices of $2.25 and $5.25 per share, respectively, the fair market value of the Company's Common Stock on the date of their initial election as directors in 1988 and 1989, respectively. In addition, Messrs. Barbour, Maffei, Turner and Welsh were each granted options to purchase 50,000 shares of Common Stock at exercise prices of $9.50, $23.375, $12.375 and $9.50 per share, respectively, the fair market value of the Company's Common Stock on the date of their initial election as directors in 1992, 1995, 1996 and 1992, respectively. Mr. Barksdale was granted options to purchase 95,000 shares of the Company's Common Stock having an exercise price of $2.25 per share in 1988 in connection with his employment by the Company.

  On May 21, 1998, the stockholders of the Company approved the 1998 Outside Directors' Stock Option Plan (the "Outside Directors' Plan"). The Outside Directors' Plan provides each director who is not an officer or employee of the Company or its subsidiaries (a "Non-Employee Director") with (i) a grant of non-qualified options to purchase 10,000 shares of Common Stock upon his or her initial election as a director of the Company ("Initial Options"), (ii) an annual grant of non-qualified options to purchase shares of Common Stock, with the number of shares of Common Stock based upon achievement of certain performance objectives ("Annual Formula Options"), and (iii) the right to receive non-qualified options to purchase shares of Common Stock in lieu of receiving annual directors' fees in cash ("Options in Lieu of Annual Directors' Fees"). The options granted under the Outside Directors' Plan are subject to vesting requirements as described below. However, in the event of a "change in control" of the Company (as defined in the Outside Directors'
Plan), all options granted under the Outside Directors' Plan will become fully vested and immediately exercisable. The Outside Directors' Plan is administered by a Committee comprised of Messrs. Palmer and Stupka
(the "Committee").

  Initial Options. Each person who first becomes a Non-Employee Director of the Company after March 5, 1998 will be entitled to receive non-qualified options to purchase 10,000 shares of Common Stock as of the date such individual first becomes a director. The per-share exercise price for the Initial Options will be the average of the closing prices for the Common Stock on The Nasdaq Stock Market for the sixty (60) trading days prior to the date of grant. Unless otherwise determined by the Committee, Initial Options vest as to 33 1/3% of the shares of Common Stock subject thereto on each of the first, second and third anniversaries of the date of grant and will be fully vested after three years of consecutive service as a director.

  Annual Formula Options. Commencing in 1998 for the Non-Employee Directors currently serving on the Board of Directors and in the calendar year following the initial election of any new Non-Employee Director, each Non-Employee Director will be eligible to receive non-qualified options to purchase shares of Common Stock each year. The date of grant for the Annual Formula Options will be the tenth business day following the issuance of the earnings press release for the preceding calendar year, and the per-share exercise price will be the average of the closing prices for the Common Stock on The Nasdaq Stock Market for the sixty (60) trading days prior to the date of grant. Unless another option award formula is selected by the Committee, the number of shares of Common Stock subject to Annual Formula Options will be determined as follows:

  (a) No Annual Formula Options will be granted unless the Company's TRS over the immediately preceding calendar year exceeds the rate of return on a one-year United States Treasury Bill over such calendar year, assuming that such United States Treasury Bill had been purchased on the first day of such calendar year; and

  (b) If the Company's TRS also meets or exceeds certain levels of TRS set forth below for a group of companies in a telecommunications index selected by SIC code or such other group of companies selected by the Committee ("TRS Achievement") ranked by percentile on the basis of TRS Achievement, each Non-Employee Director will receive non-qualified options to purchase shares of Common Stock as follows:

                                                Number of Shares
                                                   Subject to
                     Percentile of                   Annual
                    TRS Achievement             Formula Options
                    ---------------             ----------------
         Less than 40th........................      1,000
         40th to 60th..........................      3,000
         Greater than 60th.....................      5,000

  Unless otherwise determined by the Committee, each Annual Formula Option will vest as to 33 1/3% of the shares of Common Stock subject to such options on each of the first, second and third anniversaries of the date of grant and will be fully vested after three years of consecutive service.

  Options in Lieu of Annual Directors' Fees. Each Non-Employee Director may elect to receive non-qualified options in lieu of receiving annual directors' fees in cash. Such election must be for the full amount of the annual directors' fees for the year. The per-share exercise price of Common Stock subject to such options will be the closing price for the Common Stock on the last business day of the year preceding the year for which the election is made. The number of shares of Common Stock subject to such options will be determined by dividing the annual directors' fees by the value of an option to purchase one share of Common Stock as determined by the Committee pursuant to the Black-Scholes option pricing model. Unless otherwise provided by the Committee, Options in Lieu of Annual Directors' Fees will be exercisable no earlier than December 31 following the date of grant of such option; provided, however, that Options in Lieu of Annual Directors' Fees are subject to certain forfeiture provisions if a director fails to attend at least 80% of the regularly scheduled meetings of the Board of Directors of the Company during the calendar year for which the option was granted.

  Pursuant to the Outside Directors' Plan, in 1998 Messrs. Barbour, Barksdale, Maffei and Walker and Drs. Triplett and Turner were each granted Annual Formula Options to purchase 5,000 shares of Common Stock at an exercise price of $21.753 per share, and Messrs. Barbour, Barksdale and Walker and Dr. Triplett each elected to receive Options in Lieu of Annual Directors' Fees to purchase 635 shares of Common Stock at an exercise price of $22.98 per for 1998.

Employment Agreements

  The Company has entered into an employment agreement with each of Messrs. Palmer, Stupka, Bhagat and Kaiser. The employment agreements for Messrs. Palmer, Stupka, Bhagat and Kaiser expire on April 3, 2004, July 31, 2001, April 3, 2002 and August 14, 1999, respectively. The employment agreements described above provide for annual cost of living adjustments, in some cases after fixed increases during the initial years of such employment agreements. Such agreements also provide that the Compensation Committee may authorize increases in such executive officers' salaries in lieu of the annual cost of living increase. In the event of an executive officer's disability during the term of the agreement, monthly payments of approximately 60% of such executive officer's monthly salary (up to a maximum of $6,000) will be made to such executive officer for the duration of such disability, but not longer than 42 months. These disability payments are funded by insurance with respect to all executive officers except Mr. Palmer whose disability payments are the direct obligations of the Company.

Change in Control Arrangements

  The 1990 Executive Incentive Plan provides that all outstanding stock options granted thereunder will automatically become vested and exercisable in full (i) upon a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company (other than a tender offer by the Company), (ii) upon the signing of any agreement for the merger or consolidation of the Company with another corporation or for the sale of all or substantially all of the assets of the Company, (iii) upon adoption of any resolution of reorganization or dissolution of the Company by the stockholders, (iv) upon the occurrence of any other event or series of events, which tender offer, merger, consolidation, sale, reorganization, dissolution or other event or series of events, in the opinion of the Board of Directors of the Company, will, or is likely to, if carried out, result in a change of control of the Company, or (v) if during any period of two consecutive years, individuals who at the beginning of such period constituted the directors of the Company cease for any reason to constitute a majority thereof (unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of any such period).

  The Board of Directors of the Company has authorized the Company to enter into agreements with certain officers of the Company, including the executive officers in the Summary Compensation Table on page 7, and other key employees designated by the President and Chief Executive Officer. The agreements provide for the payment of severance benefits and the continuation of health and other welfare benefits in the event of a "change of control" of the Company if the executive's employment with the Company is terminated (i) by the Company (or by the acquiring or successor business entity following a change of control) other than for cause, death or disability or (ii) by the executive for "good reason," in either event within two years after a change of control and in certain circumstances 180 days prior to a change in control. The severance benefit will be an amount equal to two times the executive's highest annual base salary in effect within two years immediately preceding the change of control plus the average of the executive's annual cash bonus for the two calendar years immediately preceding the change of control. For purposes of the agreements, a "change of control" would be deemed to have occurred if (i) any person becomes the beneficial owner of securities of the Company representing 30% or more of the outstanding voting power of the Company's then outstanding voting securities,

(ii) during any period of two years, a majority of the Board of Directors ceases to consist of individuals who served continuously on the Board since the beginning of such period, unless the election or nomination for election of each director during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period, (iii) the Company completes a merger of the Company, other than (a) a merger in which voting securities of the Company would continue to represent more than 80% of the outstanding voting power of the surviving entity or (b) a merger to effect a recapitalization of the Company in which no person acquires more than 30% of the outstanding voting power of the Company's then-outstanding voting securities, or (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or the Company completes the sale or disposition by the Company of all or substantially all of the Company's assets. The agreement defines "good reason" as (i) the modification of the executive's job title, position or responsibilities without the executive's prior written consent, (ii) the change of the location where the executive is based to a location which is more than thirty-five (35) miles from his present location without the executive's prior written consent, or (iii) the reduction of the executive's actual or projected annual base salary and bonus by more than 10% from the sum of the highest rate of the executive's annual base salary and bonus in effect within two years immediately preceding the change of control. The agreements also provide that the executives party thereto will receive an additional amount which will be sufficient (on an after-tax basis) to pay all excise taxes that may be applicable to amounts deemed to be paid by reason of the change in control under the special federal income tax rules applicable to certain change-in-control payments (other than in respect of employee options ). In addition, the executives are entitled to reimbursement from the Company for the costs and expenses incurred by them in enforcing the agreements.

  The LTIP provides that all proposed, unvested and unpaid awards under the LTIP will be immediately payable in the event of a "change of control." The definition of a "change of control" for purposes of the LTIP is the same as the definition of a "change of control" in the preceding paragraph.

Compensation Committee Interlocks and Insider Participation

  During 1998, the Compensation Committee of the Board of Directors consisted of Mr. Walker and Drs. Triplett and Turner, none of whom serves as an officer or employee of the Company or any of its subsidiaries. Dr. Triplett is an officer, director and a majority owner of a corporation that provided travel related services to the Company during 1998. The Company incurred travel expenses in the amount of approximately $322,350 in the year ended December 31, 1998 for airline transportation, hotel and rental car services arranged through this corporation.

Certain Transactions

  In 1996 and 1997, the Company loaned Mr. Robert Kaiser, Senior Vice President-Finance and Chief Financial Officer of the Company, an aggregate of $140,000 on an unsecured, interest-free basis in connection with the relocation of his residence to Jackson, Mississippi. Mr. Kaiser repaid the $140,000 principal balance of this loan in full in February 1998.

  In 1998, Mr. Barksdale, a director of the Company, provided certain consultancy services to the Company for an annual fee of $78,592.

  In July 1998, the Company sold its Dassault/SUD Fan Jet Falcon aircraft to J.P. Investments, Inc., a corporation owned by Mr. Palmer, Chairman of the Board of the Company, for a purchase price of $1,512,295. The purchase price represented the average of two appraisals performed by independent third parties unaffiliated with the Company or Mr. Palmer which were selected by Arthur Andersen LLP, the Company's independent certified public accountants. In conjunction with the sale, the Company entered into a "time sharing agreement" as that term is defined by the Federal Aviation Regulations (the "FAR") for a one-year term, beginning July 1, 1998 (the "Initial Term"). The time sharing agreement is for a term of one year commencing on July 1, 1998 and is subject to a one year renewal each year, unless terminated by one of the parties upon 90 days prior notice. Pursuant to this agreement the Company has agreed to use the aircraft for a minimum of one hundred (100) in-flight hours per annum and has agreed to pay a per-flight charge equal to two times the amount of expenses of each flight as authorized by the FAR. In 1998, the Company paid J.P. Investments, Inc. a total of $87,829 under this agreement.

  In January 1999, Microsoft Corporation, a 5.67% shareholder of the Company ("Microsoft"), purchased 10,000 shares of Cumulative Accruing Pay-In-Kind Preferred Stock of Mtel Latin America, Inc. ("Mtel Latam") ("Latam Preferred Stock") for a total purchase price of $10,000,000. Mtel Latam is a 76% owned subsidiary of the Company that serves as the holding company for the Company's Latin American operations and investments. The Latam Preferred Stock accrues dividends, which are payable in the form of additional shares of Latam Preferred Stock, at an annual compounded rate of 25% or $250 per share the first year, 30% or $300 per share the second year and 35% or $350 per share the third year and will accrue quarterly. The Latam Preferred Stock ranks senior to the common stock of Mtel Latam with respect to dividend rights and rights upon liquidation. The Latam Preferred Stock is redeemable, in whole or in part, at the option of Mtel Latam, at any time after the first anniversary of the issuance date, at a redemption price of $1,010 for each share to be redeemed, plus an amount equal to all accrued but unpaid dividends. Microsoft has the right to require Mtel Latam to redeem the Latam Preferred Stock upon the occurrence of certain events, including the merger or consolidation of Mtel Latam, the completion of an initial public offering by Mtel Latam or the occurrence of a change of control of Mtel Latam. In addition, Mtel Latam may not incur aggregate indebtedness for borrowed money in excess of $20 million so long as the Latam Preferred Stock remains outstanding. Mr. Maffei, a director of the Company, serves as the Chief Financial Officer of Microsoft.

Stockholder Return Performance Graph

  The following graph compares the cumulative total stockholder return on the Common Stock of the Company during the period from December 31, 1993 to December 31, 1998, with (i) the cumulative total stockholder return of companies comprising The Nasdaq Stock Market Index, and (ii) the cumulative total stockholder return of (a) a transitional peer group (the "Transitional Peer Group"), and (b) a new peer group (the "New Peer Group"). The companies that comprise the Transitional Peer Group and the New Peer Group are companies engaged in the wireless data messaging business, weighted by market capitalization as of the beginning of the period, selected by the Company solely for purposes of this comparative analysis. The New Peer Group consists of Arch Communications, Inc. ("Arch"), Metrocall, Inc. ("Metrocall"), Paging Network, Inc. ("PageNet") and Pagemart Wireless, Inc. ("Pagemart"). Pagemart's common stock began trading on The Nasdaq Stock Market on June 14, 1996; therefore, the data in the graph prior to that date does not include Pagemart. The Transitional Peer Group consists of Arch, Metrocall and PageNet which were each included in the peer group index in the performance graph in the Company's 1998 Proxy Statement (the "1997 Peer Group Index"): but excludes ProNet,Inc. and American Paging, Inc (which were also included in the 1997 Peer Group Index) due to their mergers with Metrocall and Telephone and Data Systems, Inc., respectively. The graph assumes $100 invested on December 31, 1993, as well as the reinvestment of any dividends. The comparisons in this table are required by the Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's Common Stock.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                      AMONG SKYTEL COMMUNICATIONS, INC.,
                THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX
                               AND PEERS GROUPS

                       [PERFORMANCE GRAPH APPEARS HERE]

                            SKYTEL            NEW       OLD     NASDAQ STOCK
Measurement Period          COMMUNICATIONS,   PEER      PEER    MARKET
(Fiscal Year Covered)       INC.              GROUP     GROUP   (U.S. & FOREIGN)
---------------------       ---------------   -------   ------  ----------------
Measurement Pt-12/31/1993   $100              $100      $100    $100
FYE 12/31/1994              $ 80              $111      $111    $ 97
FYE 12/31/1995              $ 88              $156      $156    $136
FYE 12/31/1996              $ 35              $ 87      $ 87    $167
FYE 12/31/1997              $ 91              $ 67      $ 62    $204
FYE 12/31/1998              $ 91              $ 35      $ 30    $282

* $100 INVESTED ON 12/31/93 IN STOCK OR INDEX INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

                       BOARD OF DIRECTORS AND COMMITTEES

  The Board of Directors of the Company held nine meetings during 1998. The Audit Committee of the Board of Directors, which is comprised of Messrs. Barbour, Barksdale and Maffei, held three meetings during 1998. The principal functions of the Audit Committee include the review of the results of the annual audit with the Company's independent public accountants and the review of the adequacy of the Company's internal accounting controls and practices. The Audit Committee also makes a recommendation to the Board of Directors concerning the selection of the independent public accountants to be retained by the Company. The Compensation Committee, which is comprised of Mr. Walker and Drs. Triplett and Turner, held four meetings in 1998. The Compensation Committee has been delegated certain authority by the Board of Directors with respect to matters relating to the Company's compensation plans, including the 1988 and 1990 Executive Incentive Plans, the Short-Term Management Incentive Plan and the Long-Term Management Incentive Plan, and is responsible for determining the compensation of the executive officers of the Company. The Board of Directors has also established the Regulatory Committee, which is comprised of Messrs. Barbour and Bhagat and has been delegated the responsibility to oversee and advise the Board of Directors with respect to significant regulatory matters affecting the Company and its subsidiaries, and the Director Affairs Committee, which is comprised of Dr. Turner and Messrs. Barbour, Maffei and Walker and has been delegated authority to oversee and evaluate certain matters relating to the Board of Directors, including director compensation, the composition of committees of the Board of Directors and the performance of the Company's directors. The Company's Board of Directors does not have a standing committee on nominations. Each director attended at least seventy-five percent (75%) of the meetings of the Board of Directors and the committees on which such director serves.

                             ELECTION OF DIRECTORS

  The Company's Restated Certificate of Incorporation and Bylaws provide that the Board of Directors of the Company shall be divided into three classes of directors, excluding those directors who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation. The Company's Board of Directors is currently comprised of ten directors, two classes consisting of three directors each and one class consisting of four directors. Each director is elected for a three-year term, with one class of directors being elected at each annual meeting of stockholders.

  All holders of Common Stock of the Company are entitled to participate in the election of directors at each annual meeting. Except as otherwise required by law or established by the Board of Directors with respect to the holders of any class or series of preferred stock, the holders of Common Stock exclusively possess such voting power.

  Set forth below is information concerning the nominees for directors to be elected at the 1999 Annual Meeting for a three-year term expiring at the 2002 Annual Meeting, as well as certain information concerning the directors whose terms extend beyond the 1999 Annual Meeting. If any nominee for election as a director at the 1999 Annual Meeting for any reason should become unavailable for election, or if a vacancy should occur before the election (which events are not anticipated), it is intended that the shares of Common Stock represented by the proxies will be voted for such other person as the Board of Directors of the Company shall designate.

Directors to be Elected at the 1999 Annual Meeting

  Thomas G. Barksdale, age 61, has served as a director of the Company since October 1988. Mr. Barksdale also served as President and Chief Operating Officer of the Company from December 1988 to December 1989. Mr. Barksdale is also a partner of the Pickwick Group, an investment partnership.

  John T. Stupka, age 49, has served as President and Chief Executive Officer and a director of the Company since August 1996. Prior to joining the Company, Mr. Stupka served as Senior Vice President-Strategic Planning of SBC Communications, Inc. from August 1995 to August 1996 and as President and Chief Executive Officer of Southwestern Bell Mobile Systems, Inc. from November 1985 to August 1995. Mr. Stupka is also a director of CellStar Corp. and HighwayMaster Corporation.

  E. Lee Walker, age 57, is a private investor and has served as a director of the Company since October 1988. Mr. Walker also currently serves as the Chairman of the Capital Metropolitan Transportation Authority, Austin, Texas, and as a director of Intelliquest Information Group, Inc. From June 1986 to March 1990, Mr. Walker served as President and Chief Operating Officer of Dell Computer Corp., a computer manufacturer located in Austin, Texas.

Directors Whose Terms Extend Beyond the 1999 Annual Meeting

  Haley Barbour, age 51, was elected a director of the Company in September 1992. Mr. Barbour has been an attorney in Washington, D.C. and Yazoo City, Mississippi for approximately twenty-one years and served as Chairman of the Republican National Committee from January 1993 until January 1997. Mr. Barbour also serves as a director of Blount International and the Mississippi Chemical Corporation. In addition, Mr. Barbour serves as Managing Director of National Environmental Strategies Inc., Chairman of Policy Impact Communications, Inc., and Vice Chairman of International Equity Partners Advisors. Mr. Barbour's term as a director of the Company expires at the 2001 Annual Meeting.

  Jai P. Bhagat, age 52, has served as Vice Chairman of the Company since May 1995 and as Executive Vice President and a director since October 1988. Mr. Bhagat previously served as Executive Vice President of Mobile Communications Corporation of America ("MCCA") from 1980 to 1988. Mr. Bhagat is a past Chairman and currently serves on the Board of Directors of the Personal Communications Industry Association, a national association representing the mobile telecommunications industry, and is Chairman of its Paging and Messaging Alliance. Mr. Bhagat's term as a director of the Company expires at the 2001 Annual Meeting.

  Gregory B. Maffei, age 38, has served as a director of the Company since May 1995. Mr. Maffei has been employed by Microsoft Corporation ("Microsoft") since 1993 and has served as Chief Financial Officer of Microsoft since July 1997. From April 1994 until July 1997, Mr. Maffei served as Vice President-Corporate Development and Treasurer of Microsoft. Mr. Maffei is also a director of Cort Business Services Corp. Mr. Maffei's term as a director of the Company expires at the 2000 Annual Meeting.

  John N. Palmer, age 64, has served as the Chairman of the Board of Directors of the Company since October 1988, acting Chief Executive Officer of the Company from January 1, 1996 to August 1, 1996 and Chief Executive Officer of the Company from October 1988 to May 1995. Mr. Palmer previously served as Chairman of the Board, President and Chief Executive Officer of MCCA from 1973 to April 1989. Mr. Palmer is also a director and member of the Executive Committee of Entergy Corporation, and a director of First American Corp. and EastGroup Properties, Inc. In addition, Mr. Palmer serves as Chairman of the National Trustees of the National Symphony Orchestra. Mr. Palmer's term as a director of the Company expires at the 2000 Annual Meeting.

  R. Faser Triplett, M.D., age 66, has served as a director of the Company since May 1989. Dr. Triplett has been a practicing physician in Jackson, Mississippi since 1966. Dr. Triplett is also a director of Cal Maine Foods, Inc. Dr. Triplett's term as a director of the Company expires at the 2001 Annual Meeting.

  R. Gerald Turner, age 53, has served as a director of the Company since July 1996. Dr. Turner has been the President of Southern Methodist University since June 1995 and previously served as the Chancellor of the University of Mississippi from April 1984 until May 1995. Dr. Turner is also a director of ChemFirst, Inc., Capstar Broadcasting, Inc. and J.C. Penney, Inc. Dr. Turner's term as a director of the Company expires at the 2001 Annual Meeting.

  John E. Welsh III, age 48, has served as Vice Chairman of the Company since May 1995, a director of the Company since September 1992, acting Chief Financial Officer of the Company from February 1996 until August 1996 and Managing Director of the Company from December 1992 until May 1995. Mr. Welsh was a principal in Seaport Capital, Inc., a financial advisory and merchant banking firm, from January 1992 to December 31, 1994. Mr. Welsh also serves as a director of General Cable Corporation, where he also serves on the Compensation Committee, and of York International Corporation. Mr. Welsh's term as a director of the Company expires at the 2000 Annual Meeting.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Arthur Andersen LLP served as the auditors of the Company for the year ended December 31, 1998, and is serving in such capacity for the year ending December 31, 1999. Representatives of the firm of Arthur Andersen LLP are expected to be present at the 1999 Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  A stockholder who wishes to submit a proposal to be included in next year's proxy materials for consideration at the 2000 Annual Meeting should submit the proposal in writing to the Company at the address set forth on page 1 of this Proxy Statement. The proponent of the proposal is required to have been a record or beneficial owner of at least 1% or $2,000 in market value of Common Stock of the Company for a period of at least one year and must continue to own such securities through the date on which the 2000 Annual Meeting is held. The Company has the right to request documentary support (as provided in Rule 14a-8 promulgated by the Commission pursuant to the Exchange Act) of the proponent's ownership claim within 14 calendar days after receipt of the proposal, and the proponent's response must be postmarked or transmitted electronically no later than 14 days from the date the proponent received the Company's request. Proposals must be received by the Company on or before December 18, 1999 for inclusion in next year's proxy materials. Stockholders who submit proposals to be included in next year's proxy materials must, in all other respects, comply with Rule 14a-8 under the Exchange Act.

  A stockholder who wishes to submit a proposal for consideration at the 2000 Annual Meeting must also comply with the Company's Bylaws, whether or not the proponent wishes for the proposal to be included in the proxy materials to be mailed to stockholders by the Company for the 2000 Annual Meeting. The Company's Bylaws provide that in order for a stockholder proposal to be brought before an annual meeting of stockholders, a stockholder must give written notice to the Secretary of the Company, which notice must be received by the Company at the address set forth on page 1 of this Proxy Statement not less than 80 days prior to the annual meeting; provided that if less than 90 days' notice or prior public disclosure has been given of the date of the annual meeting, notice of a stockholder proposal must be received not later than the close of business on the tenth day following the date on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The 2000 Annual Meeting is scheduled to be held on May 18, 2000. Accordingly, notice of a stockholder proposal must be received by the Company on or before February 28, 2000 in order for such stockholder proposal to be properly brought before the 2000 Annual Meeting.

                                 MISCELLANEOUS

  The Board of Directors does not intend to present and knows of no other person who intends to present any matter of business at the 1999 Annual Meeting other than as set forth in the accompanying Notice of Annual Meeting of Stockholders. However, if other matters properly come before the meeting, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their best judgment.

  The Company will bear the costs of preparing and mailing the Proxy Statement, proxy card and other material that may be sent to stockholders in connection with this solicitation. In addition to solicitations by mail, officers and other employees of the Company may solicit proxies personally or by telephone or telegram. The

Company has retained Beacon Hill Partners, Inc. to assist in the solicitation of proxies in connection with the 1999 Annual Meeting. The Company has agreed to pay Beacon Hill Partners, Inc. a fee of $5,000 plus reasonable out-of-pocket expenses for such services.

                                          By Order of the Board of Directors


                                          Leonard G. Kriss
                                          Secretary

Jackson, Mississippi
April 16, 1999

________________________________________________________________________________


                          SKYTEL COMMUNICATIONS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS - MAY 20, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Leonard G. Kriss and Robert T. Pike and each of them as Proxies and authorizes them to represent and vote all the shares of Common Stock of Skytel Communications, Inc. (the "Company") that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 20, 1999 and at any adjournment thereof (A) as designated below for the election of the directors identified below, and (B) at the discretion of said Proxies on such other matters as may properly come before such Annual Meeting or any adjournment thereof, provided the Company did not have notice of such matters before the close of business on April 10, 1999.

IF PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NOT SPECIFIED, WILL BE VOTED FOR ALL NOMINEES NAMED IN ITEM 1.
                         ---

                             (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)
                              ----------------------------------------------

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .

____________________________________________________________________________________________________________________________________
The Board of Directors recommends a vote FOR the election of all nominees named in item 1 below.       Please mark    --------
                                                                                                       your vote as
                                                                                                       indicated in       X
                                                                                                       this example   --------


1. Election of Thomas G. Barksdale, John T. Stupka and E. Lee Walker.

         FOR            WITHHOLD                  WITHHELD FOR (Write that nominee's name in the space provided below.)
         all            AUTHORITY
       nominees      to vote for all
                        nominees
                                                  __________________________________________________________________________________
        ------          -------

        ------          -------



                                                                                Date _______________________________________, 1999

                                                                                __________________________________________________
                                                                                                  Signature(s)

                                                                                __________________________________________________
                                                                                  (If held jointly, each joint owner should sign)

                                                                                Please mark, date and sign exactly as the name
                                                                                appears herein and return this proxy card in the
                                                                                enclosed envelope. persons signing as executors,
                                                                                administrators, trustees, etc, should so indicate.
                                                                                If a joint account, each joint owner should sign. In
                                                                                the case of a corporation or partnership, the full
                                                                                name of the organization should be used and the
                                                                                signature should be that of a duly authorized
                                                                                officer or partner.

------------------------------------------------------------------------------------------------------------------------------------
                                                      . FOLD AND DETACH HERE.